Exhibit (d)(11)
Option Amendment Agreement
     This Option Amendment Agreement (this “Agreement”) is entered into and effective as of the date of the last signature below by and between Progress Software Corporation, a Massachusetts corporation (“Progress”), and _________(“Employee”), an employee of Progress.
     WHEREAS, Progress has granted to Employee, and Employee continues to hold, certain options to purchase shares of Progress common stock at exercise prices below the fair market value of the Progress common stock on the respective measurement dates for such options for tax and accounting purposes (the “Employee Options”), which exercise prices and fair market values are set forth on Exhibit A hereto;
     WHEREAS, under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, options granted with an exercise price less than the fair market value of the underlying stock on the applicable measurement date for such options, to the extent they were not vested as of December 31, 2004, will be subject to adverse income taxation unless such options are brought into compliance with Section 409A;
     WHEREAS, each portion of an Employee Option that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the date hereof (such portion to constitute an “Eligible Option”) is not in compliance with Section 409A; and
     WHEREAS, Employee wishes to avoid the adverse income tax consequences arising from Section 409A, and Progress is willing to amend the terms of the Eligible Options as set forth in this Agreement to bring them into compliance with Section 409A;
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Progress and Employee hereby agree as follows:
     1. Increase in Exercise Price of Eligible Options. Each Eligible Option held by Employee is hereby amended to increase the exercise price of such Eligible Option to the fair market value of the Progress common stock on the applicable measurement date of such option for tax and accounting purposes, in each case as set forth on Exhibit A hereto. Except for the increased exercise price per share, each Eligible Option held by Employee will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to the date hereof (it being understood that, because each Eligible Option was originally granted with an exercise price below the fair market value of the Progress common stock on the applicable measurement date for tax purposes, no Eligible Option will qualify as an incentive stock option for tax purposes, regardless of whether it was designated as such at the time of grant). Accordingly, each amended Eligible Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date, and it will have the same exercise period, option term and other conditions currently in effect for that option (including its status as a nonqualified stock option).
     2. Pending Final Regulations. Employee understands that (a) the Internal Revenue Service has stated its intention to issue final regulations under Section 409A during 2006 and may issue such final regulations in the near future, (b) such final regulations may make the amendment effected hereby unnecessary to bring the Eligible Options held by Employee into compliance with Section 409A and (c) alternatively, under such final regulations, the amendment effected hereby may not be sufficient to bring the Eligible Options held by Employee into compliance with Section 409A. Notwithstanding the foregoing, Employee specifically agrees that Employee wishes to increase the exercise price of the Eligible Options held by Employee as set forth in Section 1 at this time and prior to the issuance of any such final regulations under Section 409A.
     3. Eligibility for Special Cash Bonus.
          3.1 Subject to the terms and conditions of this Agreement, Progress shall pay Employee a special cash bonus (the “Cash Bonus”) with respect to each Eligible Option held by Employee in a dollar amount determined by multiplying (a) the number of shares of Progress common stock subject to such Eligible Option by (b) the amount by which the amended exercise price per share exceeds the original exercise price per share of that Eligible Option.
          3.2 The Cash Bonus payable with respect to all of Employee’s Eligible Option shares that are vested as of the date hereof (the “Vested Cash Bonus”) will be payable to Employee as soon as practicable after January 20 of the first calendar year following the calendar year in which the Amendment Date (as defined below) occurs.
          3.3 The Cash Bonus payable with respect to all of Employee’s Eligible Option shares that are scheduled to vest after the date hereof (the “Unvested Cash Bonus”) will become payable to Employee in up to four installments payable on or about April 5 and October 5 (each, a “Payment Date”) of the two calendar years following the calendar year in which the Amendment Date occurs. The number of installments for Employee’s Unvested Cash Bonus will depend on the date when the latest to vest of Employee’s Eligible Options will become fully vested in accordance with their respective current vesting schedules, as follows:
               3.3.1 If the latest to vest of Employee’s Eligible Options will become fully vested on or before the first Payment Date, Employee will receive Employee’s entire Unvested Cash Bonus on the first Payment Date.
               3.3.2 If the latest to vest of Employee’s Eligible Options will become fully vested after the first Payment Date and on or before the second Payment Date, Employee will receive Employee’s Unvested Cash Bonus in two equal installments on the first and second Payment Dates.
               3.3.3 If the latest to vest of Employee’s Eligible Options will become fully vested after the second Payment Date and on or before the third Payment Date, Employee will receive Employee’s Unvested Cash Bonus in three equal installments on the first, second and third Payment Dates.
               3.3.4 If the latest to vest of Employee’s Eligible Options will become fully vested after the third Payment Date, Employee will receive Employee’s Unvested Cash Bonus (including any portion attributable to Eligible Options that vest after the third or fourth Payment Dates) in four equal installments on the four Payment Dates.

          3.4 Employee must remain employed by Progress on the applicable payment date to receive the Vested Cash Bonus or the portion of the Unvested Cash Bonus payable on that date. Employee agrees that Progress’ determination of Employee’s eligibility to receive any Cash Bonus shall be final and binding on Employee.
          3.5 Employee understands that Progress intends to conduct an issuer tender offer in order to offer other holders of Eligible Options the opportunity to amend their Eligible Options in a manner substantially similar to the amendment effected hereby in order to bring their Eligible Options into compliance with Section 409A, and that such option holders whose Eligible Options are amended pursuant to such issuer tender offer will become eligible to receive cash bonuses calculated in substantially the same manner as set forth in this Section 3. The “Amendment Date” shall be the latest date on which the amendment of Eligible Options pursuant to such issuer tender offer shall occur or, if there is no such amendment by reason of termination or abandonment of the issuer tender offer or for other reasons, December 31, 2007.
          3.6 Employee understands and agrees that Progress must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign tax and other payments from each Cash Bonus payment and that Employee will receive only the portion of the payment remaining after those taxes and payments have been withheld. Employee agrees that Progress’ calculation of any Cash Bonus, including any amount to be withheld therefrom, shall be final and binding on Employee.
     4. Amendment; Waiver. This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument signed by Progress and Employee. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.
     5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.
     6. Entire Agreement, Assignment, etc. This Agreement supersedes all prior written and oral negotiations, discussions, communications, understandings, arrangements and agreements between the parties with respect to the subject matter hereof. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Employee and shall not be assignable by Employee, by operation of law or otherwise.
     7. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

     In Witness Whereof, the parties have caused this Agreement to be executed as an agreement under seal as of the date of the last signature below.

PROGRESS SOFTWARE CORPORATION

By:

Title:

Printed Name:

Date Signed:

EMPLOYEE:

[Name]

Date Signed:

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